Exhibit 99.1

Sibling Entertainment Group Holdings, Inc. Company Update

Press Release Source: Sibling Entertainment Group Holdings, Inc. On Thursday October 28, 2010, 8:20 am EDT

NEW YORK, Oct. 28, 2010 (GLOBE NEWSWIRE) — Sibling Entertainment Group Holdings, Inc. (Pink Sheets:SIBE - News) (the "Company") provides this corporate update to current and prospective shareholders.

"The Company is currently undergoing a full review of its financial and operational areas and announces that it intends to update its regulatory filings over the next ninety (90) days. In the interim, the following information provided by the Company should prove helpful to shareholders," stated Mr. Maxwell, the Company's Chief Executive Officer.

Current Offices:

The current address of the Company is Sibling Entertainment Group Holdings, Inc., 333 Hudson Street, Suite 407, New York, New York 10013, Phone: 212-414-9600

Current Officers and Directors:

Mitchell Maxwell, President, CEO and Director since June 2007

Richard Bernstein, Director since June 2007.

Issued and Outstanding Stock and Warrants (as of September 30, 2010):

Total Outstanding Common Stock — 25,989,816

Total Outstanding Warrants — 12,190,000, with exercise prices from $.05 to $1.25.

Stock Ownership of Officers and Directors:

Mitchell Maxwell - 3,500,000 shares, 13.47% of outstanding stock

James Cardwell — 1,500,000 shares, 5.77% of outstanding stock

Richard Bernstein — 107,800 shares, 0.41%.of outstanding stock

Debenture Obligations; Litigation:

In 2007, the Company raised $2.55 million under a Private Placement Memorandum. The debentures offered a 13% coupon and became due in June 2009. As of the due date, the Company was delinquent in paying both the principal and interest due to the debenture holders. A group of debenture holders filed a complaint against the Company in early 2010, seeking immediate payment of principal and interest. This group received a default judgment shortly thereafter. The total owed to all debenture holders, including interest as of September 30, 2010, is approximately $3,518,550.

Upon execution of the default judgment, the Company considered filing for protection under bankruptcy law. However, in order to best protect the debt holders and all shareholders the Company has, and is currently examining alternatives, including merging with another company, to address this default judgment. The Company is keeping the debenture holders appraised of the Company's efforts and expect their cooperation moving forward.

There is no other pending litigation against the Company.

Evaluating Alternative Industries:

The Company has elected to explore all merger candidates, including those outside of the entertainment industry. The decision to explore opportunities outside of the entertainment industry was due the recent economic downturn in the entertainment sector, and in turn the demise of many of the Company's investments in the entertainment sector. The Company is actively evaluating opportunities in all industries.

The Company will prepare and disseminate informational updates on its evaluation activities on a timely basis. This information will be publically available to all debenture holders, shareholders, and other interested parties.

Financial Audit of the Company's Financials:

It is the intention of the Company to bring its regulatory filings fully current within 90 days.

Safe Harbor Statement

This release contains forward-looking statements regarding expectations for future financial performance, which involve uncertainty and risk. It is possible the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to, changes in economic and business conditions in the world, increased competitive activity, achieving sales levels to fulfill revenue expectations, consolidation among its competitors and customers, technology advancements, unexpected costs and charges, adequate funding for plans, changes in interest and foreign exchange rates, regulatory and other approvals and failure to implement all plans, for whatever reason. It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on current conditions; expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein, or disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement